Exhibit 99.1

LandBridge Announces Fourth Quarter and Fiscal Year 2025 Results

Delivers Q4 revenue growth of 56% year-over-year and 12% quarter-over-quarter and full year 2025 year-over-year revenue growth of 81%

Announces full year 2026 EBITDA outlook of $205 million to $225 million

Declares quarterly cash dividend of $0.12 per share, representing a 20% increase

Announces $50 million share repurchase authorization

HOUSTON—(BUSINESS WIRE)—LandBridge Company LLC (NYSE: LB) (the “Company,” or “LandBridge”) today announced its financial and operating results for the fourth quarter and fiscal year ended December 31, 2025.

Fourth Quarter 2025 Financial Highlights

•
Revenues of $56.8 million, up 56% year-over-year and 12% quarter-over-quarter
•
Net income(1) of $18.2 million
•
Net income margin(1) of 32%
•
Adjusted EBITDA(2) of $51.1 million, up 61% year-over-year and 14% quarter-over-quarter
•
Adjusted EBITDA Margin(2) of 90%
•
Cash flows from operating activities of $38.1 million
•
Free Cash Flow(2) of $36.4 million
•
Operating cash flow margin of 67%
•
Free Cash Flow Margin(2) of 64%

Fiscal Year 2025 Financial Highlights

•
Revenues of $199.1 million, up 81% year-over-year
•
Net income of $72.4 million
•
Net income margin of 36%

•
Adjusted EBITDA(2) of $177.2 million, up 83% year-over-year
•
Adjusted EBITDA Margin(2) of 89%
•
Cash flows from operating activities of $126.3 million
•
Free Cash Flow(2) of $122.0 million
•
Operating cash flow margin of 63%
•
Free Cash Flow Margin(2) of 61%

Recent Milestones

•
Delivered Surface Use Economic Efficiency(3) ("SUEE") improvements across acquired acreage:
•
Legacy acreage increased to $1,159/acre in 2025, representing a 14% increase from $1,018/acre in 2024 and a 149% increase from $465/acre in 2022
•
145% increase on acreage acquired in 2024 from $204/acre in 2024 to $499/acre in 2025
•
Closed inaugural $500 million senior notes offering and new revolving credit facility in November 2025, enhancing balance sheet through improved cost of capital and increased liquidity
•
In December of 2025, announced that LandBridge entered into development agreements with subsidiaries of Samsung C&T Renewables, LLC providing the option to lease acreage for two potential Battery Energy Storage System projects in Pecos and Loving counties, Texas with an aggregate capacity of 350 MW
•
Increased quarterly cash dividend by 20% to $0.12 per share in the first quarter of 2026
•
Obtained authorization from Board of Directors to opportunistically repurchase up to $50 million in Class A shares through year-end 2027
•
Announced 2026 Adjusted EBITDA(2) guidance range of $205 million to 225 million, representing projected year-over-year growth of over 20% at the midpoint of the range

Jason Long, Chief Executive Officer of LandBridge, stated, “We entered 2026 with strong momentum, and continue to shift the paradigm of active land management. With over 315,000 optimally-located and largely contiguous surface acres, LandBridge continues to support and encourage energy, power, digital infrastructure and broader industrial development. We have a strong balance sheet and a proven platform for organic and acquisition-driven expansion, and we are well positioned to deliver differentiated value to shareholders and a diverse customer base in the years ahead."

Scott McNeely, Chief Financial Officer of LandBridge, said, “LandBridge delivered its seventh consecutive public quarter of strong growth, driven by increases across key revenue streams. As always, our business is underpinned by a high-margin, highly capital-efficient and asset-light model, with predominately fee-based revenue that we anticipate yielding high Adjusted EBITDA and Free Cash Flow. 2025 saw approximately 450 new easements and agreements executed on our acreage, with many compelling opportunities before us across all industrial uses, and an optimized balance sheet to accelerate our growth trajectory. We look forward to executing on our disciplined strategy and anticipate delivering within our Adjusted EBITDA guidance range, representing greater than 20% projected year-over-year growth at the midpoint of the range."

Fourth Quarter 2025 Consolidated Financial Information

Revenue for the fourth quarter of 2025 was $56.8 million as compared to $50.8 million in the third quarter of 2025 and $36.5 million in the fourth quarter of 2024. The sequential increase was attributable to increases of $4.3 million in surface use royalties and revenues, $1.3 million in resource sales and royalties and $0.6 million in other revenue, offset by a decrease of $0.2 million in oil and gas royalties. Net income for the fourth quarter of 2025 was $18.2 million as compared to $20.3 million in the third quarter of 2025 and $8.2 million in the fourth quarter of 2024.(1)

Adjusted EBITDA was $51.1 million in the fourth quarter of 2025 as compared to $44.9 million in the third quarter of 2025 and $31.7 million in the fourth quarter of 2024.(2) Adjusted EBITDA during the fourth quarter of 2025 reflects $9.4 million of non-cash charges related to LandBridge Holdings LLC incentive units, $2.3 million of non-cash charges related to LandBridge's restricted share units, and $5.8 million of transaction-related expenses.

Net income margin was 32% in the fourth quarter of 2025 as compared to 40% in the third quarter of 2025 and 22% in the fourth quarter of 2024.(1) Adjusted EBITDA margin was 90% in the fourth quarter of 2025 as compared to 88% in the third quarter of 2025 and 87% in the fourth quarter of 2024.(2)

Diversified Revenue Streams

Surface Use Royalties and Revenue: Generated revenues of $39.3 million in the fourth quarter of 2025 as compared to $35.0 million in the third quarter of 2025 and $25.5 million in the fourth quarter of 2024. Surface Use Royalties and Revenue increased 12% sequentially, primarily driven by a continued increase in produced water handling royalties and new easement payments received in the quarter.

Resources Sales and Royalties: Generated revenues of $12.0 million in the fourth quarter of 2025 as compared to $10.8 million in the third quarter of 2025 and $6.6 million in the fourth quarter of 2024. Revenue from Resource Sales and Royalties increased 12% sequentially, primarily driven by increases in supply water royalty volumes and sand sales in the quarter.

Oil and Gas Royalties: Generated revenues of $3.1 million in the fourth quarter of 2025 as compared to $3.3 million in the third quarter of 2025 and $4.5 million in the fourth quarter of 2024. Revenue from Oil and Gas Royalties decreased 6% sequentially, primarily driven by activity levels in the quarter.

Free Cash Flow Generation

Cash flow from operations for the fourth quarter of 2025 was $38.1 million as compared to $34.9 million in the third quarter of 2025 and $26.9 million in the fourth quarter of 2024. Free Cash Flow for the fourth quarter of 2025 was $36.4 million as compared to $33.7 million in the third quarter of 2025 and $26.7 million in the fourth quarter of 2024.(2)

Capital expenditures for the fourth quarter of 2025 were $1.7 million and net cash used in investing activities during the fourth quarter of 2025 was $212.0 million.

Net cash provided by financing activities during the fourth quarter of 2025 was $176.3 million, which included approximately $10.9 million of dividends and distributions paid and $187.3 million of net debt proceeds.

Strong Balance Sheet with Ample Liquidity

Total liquidity was $235.7 million as of December 31, 2025.

On November 25, 2025, the Company refinanced all of its existing debt through an inaugural $500.0 million offering of 6.25% senior unsecured notes due 2030 and a new $275.0 million senior secured revolving credit facility maturing in June 2030.

As of December 31, 2025, the Company had approximately $205.0 million of available borrowing capacity under its new revolving credit facility.

Total cash and cash equivalents were $30.7 million as of December 31, 2025, as compared to $28.3 million as of September 30, 2025. The Company had $570.0 million of borrowings outstanding under its senior notes and new revolving credit facility as of December 31, 2025, versus $369.3 million of borrowings outstanding under its previous term loan and revolving credit facility as of September 30, 2025.

Return of Capital

Our Board of Directors declared a dividend on our Class A shares of $0.12 per share, a 20% increase compared to prior quarters, payable on March 19, 2026 to shareholders of record as of March 5, 2026, and a corresponding required cash distribution to DBR Land Holdings LLC unitholders.

Additionally, our Board of Directors has approved a two-year share repurchase authorization under which the Company may opportunistically repurchase up to $50 million of Class A shares. The repurchase authorization is expected to provide the Company with opportunities to acquire shares at levels that we believe do not reflect the fundamental earnings power of the Company and enable incremental capital return to shareholders. While the share repurchase authorization provides increased flexibility to deploy capital, the Company's primary capital allocation priority will continue to be investing appropriately in the long-term, sustainable growth of the business through disciplined M&A.

2026 Outlook

For the full year 2026, the Company expects Adjusted EBITDA to be between $205 million and $225 million.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. We are unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

LandBridge 2026 Investor Day

LandBridge will host an Investor Day on March 19, 2026, from 1:00 to 4:00 pm ET in New York City, NY. The event will include presentations from senior company leaders, including our Chief Executive Officer, Jason Long, our Chief Financial Officer, Scott McNeely and Chairman of the Board and Five Point CEO and managing partner, David Capobianco. Presentations will feature overviews of the macro environment across the Company's key growth industries in West Texas, detail how the Company's acreage portfolio acts as a perpetual call option on growth opportunities and provide insight into the value proposition of LandBridge's unique business model. In addition, the event will include a fireside chat with subject matter experts deep diving into the nuances and implications of the data center thesis for West Texas, as well as insights from experienced data center leaders such as PowerBridge CEO, Alex Hernandez. Those interested in attending the event in person may contact us via email at ir@landbridgeco.com.

(1) 4Q25 net income and net income margin reflect a non-cash expense of $11.7 million attributable to share-based compensation, of which $9.4 million is attributable to management incentive units issued by LandBridge Holdings LLC. Any actual cash expense associated with such incentive units will be borne solely by LandBridge Holdings LLC and not the Company. The incentive units are not dilutive of public ownership.

(2) Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “Comparison of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

(3) Surface use economic efficiency is calculated as “Total revenues” less “Oil and gas royalties” from our consolidated statements of operations divided by the weighed average surface acres owned during the period.

Annual Report on Form 10-K

Our financial statements and related footnotes will be available in our Annual Report on Form 10-K for the year ended December 31, 2025, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on February 25, 2026 .

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, February 26, 2026, at 10:00 a.m. Central Time to discuss fourth quarter and full year 2025 results. A live webcast of the conference call will be available on the Events and Presentations section of the LandBridge Investor Relations website at https://www.landbridgeco.com/investor-relations/events-and-presentations. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://events.q4inc.com/analyst/509679838?pwd=zz0XWNﬂ to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time. An audio replay will be available following the conclusion of the call and can be accessed via the same link.

About LandBridge

LandBridge owns or manages more than 315,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-region in the Permian Basin, the most active region for oil and gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage energy and infrastructure development and other land uses, including digital infrastructure. LandBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. For more information, please visit: www.landbridgeco.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on LandBridge’s beliefs, as well as assumptions made by, and information currently available to, LandBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” or “could,” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although LandBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, LandBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our land and resources; the success of our affiliates, including WaterBridge, in executing their business strategies, including their ability to construct infrastructure, attract customers and operate successfully on our land; our customers’ ability to develop our land or any potential acquired acreage to accommodate any future surface use developments; our ability to continue the payment of dividends; the domestic and foreign supply of, and demand for, energy sources, including the effects of geopolitical conflicts, domestic uncertainties or armed conflict in oil and natural gas producing regions and the impact of actions relating to oil price and production controls by the members of the Organization of Petroleum Exporting Countries, Russia and other allied producing countries, such as announcements of potential changes to oil production levels; our reliance on a limited number of customers and a particular region for substantially all of our revenues; our ability to enter into favorable contracts regarding surface uses, access agreements and fee arrangements, including the prices we are able to charge and the margins we are able to realize; our business strategies and our ability to execute thereon, including our ability to attract non-traditional energy customers to use our land and resources; our level of indebtedness and our ability to service our indebtedness; our ability to successfully implement our growth plans, including through future acquisitions of acreage and/or introduction of new revenue streams; and any changes in general economic, regulatory and/or industry specific conditions. These risks, as well as other risks associated with LandBridge are also more fully discussed in LandBridge's filings with the SEC, including its most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You can access LandBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, LandBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

The historical financial information presented below reflects only our historical financial results and the historical financial results of our predecessor, DBR Land Holdings LLC, as applicable.

FOURTH QUARTER 2025 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
Surface use royalties	$8,829	$3,992	$36,604	$13,121
Surface use royalties - Related party	11,425	6,597	36,168	18,499
Easements and other surface-related revenues	14,734	5,611	51,286	20,629
Easements and other surface-related revenues - Related party	4,328	9,262	10,716	13,486
Resource sales	5,883	3,056	23,005	14,964
Resource sales - Related party	620	58	1,718	387
Resource royalties	3,803	2,976	15,730	9,779
Resource royalties - Related party	1,739	483	7,297	3,062
Oil and gas royalties	3,137	4,464	12,589	16,027
Other	2,280	-	3,980	-
Total revenues	56,778	36,499	199,093	109,954

Resource sales-related expense	642	374	2,026	2,113
Other operating and maintenance expense	1,169	1,337	4,518	3,174
General and administrative expense	17,092	14,188	62,448	112,302
Depreciation, depletion and amortization	3,740	2,581	11,470	8,875
Other operating expense, net	60	-	131	-
Operating income (loss)	34,075	18,019	118,500	(16,510)

Interest expense, net	8,961	7,100	32,706	23,335
Other loss (income)	4,329	-	4,329	(241)
Income (loss) from operations before taxes	20,785	10,919	81,465	(39,604)
Income tax expense	2,611	2,765	9,066	1,875
Net income (loss)	$18,174	$8,154	$72,399	$(41,479)
Net loss prior to the IPO	-	-	-	(46,877)
Net income attributable to noncontrolling interest	10,118	5,701	42,271	288
Net income attributable to LandBridge Company LLC	$8,056	$2,453	$30,128	$5,110

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	December 31,
	2025	2024
Current assets:
Cash and cash equivalents	$30,741	$37,032
Accounts receivable, net	19,363	12,544
Related party accounts receivable	4,945	2,111
Prepaid expenses and other current assets	4,766	1,628
Total current assets	59,815	53,315

Non-current assets:
Property, plant and equipment, net	1,084,450	902,742
Intangible assets, net	136,962	45,265
Deferred tax assets	80,973	29,416
Other assets	3,856	1,741
Total non-current assets	1,306,241	979,164
Total assets	$1,366,056	$1,032,479

Liabilities and equity
Current liabilities:
Accounts payable	$562	$489
Taxes payable	1,200	2,286
Related party accounts payable	781	686
Accrued liabilities	7,781	7,185
Current portion of long-term debt	692	424
Deferred revenue	1,263	1,221
Other current liabilities	7	2,119
Total current liabilities	12,286	14,410

Non-current liabilities:
Long-term debt, net of debt issuance costs	559,593	380,815
Other long-term liabilities	192	183
Total non-current liabilities	559,785	380,998
Total liabilities	572,071	395,408

Commitments and contingencies

Class A shares, unlimited shares authorized and 27,838,199 shares issued and outstanding as of December 31, 2025. Unlimited shares authorized and 23,255,419 shares issued and outstanding as of December 31, 2024	317,069	208,427
Class B shares, unlimited shares authorized and 49,250,916 shares issued and outstanding as of December 31, 2025. Unlimited shares authorized and 53,227,852 shares issued and outstanding as of December 31, 2024	-	-
Retained earnings	23,233	3,349
Total shareholders' equity attributable to LandBridge Company LLC	340,302	211,776
Noncontrolling interest	453,683	425,295
Total shareholders’ equity	793,985	637,071
Total liabilities and equity	$1,366,056	$1,032,479

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net income (loss)	$72,399	$(41,479)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	11,470	8,875
Amortization of debt issuance costs	2,189	1,688
Share-based compensation	45,319	95,335
Loss on extinguishment of debt	4,416	-
Deferred income tax expense (benefit)	4,084	(411)
Other	16	5
Changes in operating assets and liabilities:
Accounts receivable	(6,834)	2,113
Related party accounts receivable	(2,834)	(1,074)
Prepaid expenses and other assets	1,301	(328)
Accounts payable	16	272
Related party accounts payable	95	233
Accrued liabilities and other liabilities	(1,616)	506
Taxes payable	(3,748)	1,901
Net cash provided by operating activities	126,273	67,636

Cash flows from investing activities
Acquisitions	(229,048)	(723,367)
Capital expenditures	(4,236)	(985)
Proceeds from disposal of assets	210	-
Net cash used in investing activities	(233,074)	(724,352)

Cash flows from financing activities
Proceeds from debt	783,549	417,500
Repayments of debt	(599,198)	(162,962)
Dividends, dividend equivalents, and distributions paid	(63,713)	(178,244)
Debt issuance costs	(13,266)	(4,326)
Taxes paid related to net share settlement of RSUs	(5,750)	-
Offering costs	(1,112)	(8,186)
Proceeds from issuance of Class A shares - IPO, net of underwriting discounts and fees	-	278,263
Proceeds from issuance of Class A shares - December 2024 Private Placement, net of placement agent fees	-	339,291
Purchase of OpCo Units from LandBridge Holdings, net of placement agent fees	-	(145,411)
Contributions from member	-	120,000
Net cash provided by financing activities	100,510	655,925
Net decrease in cash and cash equivalents	(6,291)	(791)
Cash and cash equivalents - beginning of period	37,032	37,823
Cash and cash equivalents - end of period	$30,741	$37,032

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, depletion, amortization, and accretion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Year Ended		Three Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	September 30, 2025	December 31, 2024
	(in thousands) (unaudited)
Net income (loss)	$72,399	$(41,479)	$18,174	$20,291	$8,154
Adjustments:
Depreciation, depletion and amortization	11,470	8,875	3,740	2,584	2,581
Interest expense, net	32,706	23,335	8,961	7,889	7,100
Income tax expense	9,066	1,875	2,611	2,705	2,765
EBITDA	125,641	(7,394)	33,486	33,469	20,600
Adjustments:
Share-based compensation - Incentive Units (1)	36,508	91,307	9,375	9,144	8,905
Share-based compensation - RSUs	8,811	4,028	2,308	2,081	2,234
Transaction-related expenses (2)	5,955	1,266	5,820	-	-
Non-recurring expenses (3)	-	7,825	-	-	-
Other	256	37	100	156	-
Adjusted EBITDA	$177,171	$97,069	$51,089	$44,850	$31,739
Net income (loss) margin	36%	(38%)	32%	40%	22%
Adjusted EBITDA Margin	89%	88%	90%	88%	87%

(1)
Share-based compensation - Incentive Units for the year ended December 31, 2025 and for the three months ended December 31, 2025, September 30, 2025, and December 31, 2024, consists only of time-based awards of profits interests in LandBridge Holdings LLC, "LBH Incentive Units". Share-based compensation - Incentive Units for the year ended December 31, 2024, consists of $18.7 million of LBH Incentive Units, and $72.6 million of time-based awards of profits interests in WaterBridge NDB LLC, "NDB Incentive Units". NDB Incentive Units were liability awards resulting in periodic fair value remeasurement prior to July 1, 2024. Distributions attributable to Incentive Units subsequent to July 1, 2024, are based on returns received by investors of LandBridge Holdings LLC once certain return thresholds have been met and are neither an obligation of LandBridge Company LLC nor taken into consideration for distributions to investors of LandBridge Company LLC.
(2)
Transaction-related expenses for the year ended December 31, 2025 consist of $4.9 million resulting from debt amendments and extinguishments, $0.8 million related to LandBridge Holdings redemption of 2,500,000 OpCo Units (together with a cancellation of a corresponding number of Class B shares), for an equivalent amount of Class A shares and $0.4 million of other transaction-related costs. For the year ended December 31, 2024, transaction-related expenses consisted of $0.4 million resulting from debt amendments, $0.3 million of entity structuring, $0.2 million of non-capitalizable IPO-related charges and $0.2 million of other transaction-related costs.
(3)
Non-recurring expenses for the year ended December 31, 2024 consists primarily of $5.0 million in IPO-related employee bonuses and $2.6 million related to a contract termination payment.

Free Cash Flow and Free Cash Flow Margin are used to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

We believe Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of cash flows from operating activities determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Year Ended		Three Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	September 30, 2025	December 31, 2024
	(in thousands) (unaudited)
Net cash provided by operating activities	$126,273	$67,636	$38,116	$34,912	$26,928
Net cash used in investing activities	(233,074)	(724,352)	(212,021)	(1,107)	(292,331)
Net cash (used in) provided by operating and investing activities	(106,801)	(656,716)	(173,905)	33,805	(265,403)
Adjustments:
Acquisitions	229,048	723,367	210,281	5	292,107
Proceeds from disposal of assets	(210)	-	-	(85)	-
Free Cash Flow	$122,037	$66,651	$36,376	$33,725	$26,704
Operating cash flow margin (1)	63%	62%	67%	69%	74%
Free Cash Flow Margin	61%	61%	64%	66%	73%

(1) Operating cash flow margin is calculated by dividing net cash provided by operating activities by total revenue.